                                         EXHIBIT 11


                             COMPUTATION OF PER SHARE EARNINGS
                           (In thousands, except per share data)

                                                                        Three Months Ended
                                                                             June 30,
Primary Per Share Earnings                                                1996      1995



Average shares outstanding during period                                 19,883    19,874
                                                                         ======    ======



Net loss                                                                 $ (591)   $ (334)

Undeclared cumulative dividends on
    preferred stock                                                        (348)     (298)

Excess carrying amount and cumulative undeclared
    dividends of Preferred Stock over consideration                           -     4,954
                                                                         ------    ------
Net income (loss) applicable to common shares                            $ (939)   $4,322
                                                                         ======    ======



Primary earnings (loss) per common and common equivalent share:

    Net income (loss) per common and common equivalent share             $ (.05)   $  .22
                                                                         ======    ======

                                         EXHIBIT 11


                         COMPUTATION OF PER SHARE EARNINGS (Cont'd)
                           (In thousands, except per share data)

                                                                        Three Months Ended
                                                                             June 30,
Fully Diluted Per Share Earnings                                          1996      1995



Average shares outstanding during period                                 19,883    19,874

Dilutive effect of convertible securities computed by the "if converted" method:

    Series A preferred stock                                                328       338
    Series B & C preferred stock                                          9,931     9,931
                                                                         ------    ------
                                                                         30,142    30,143
                                                                         ======    ======




Net loss                                                                 $ (591)   $ (334)

Excess carrying amount and cumulative undeclared
    dividends of Preferred Stock over consideration                           -     4,954
                                                                         ------    ------
Net income (loss) applicable to common shares                            $ (591)   $4,620
                                                                         ======    ======



Fully diluted earnings (loss) per common and common equivalent share:

    Net income (loss) per common and common equivalent share             $ (.02)   $  .15
                                                                         ======    ======

                                         -14-